      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 2002


                                                      REGISTRATION NO. 333-87056

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                             SAFETY HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                              6331                         13-4181699
 (State or other jurisdiction             (Primary Standard                (I.R.S. Employer
              of                Industrial Classification Code Number)   Identification No.)
incorporation or organization)

                             20 CUSTOM HOUSE STREET
                                BOSTON, MA 02110
                                 (617) 951-0600
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                         ------------------------------

                             WILLIAM J. BEGLEY, JR.
                     CHIEF FINANCIAL OFFICER AND SECRETARY
                             SAFETY HOLDINGS, INC.
                             20 CUSTOM HOUSE STREET
                                BOSTON, MA 02110
                                 (617) 951-0600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

              Robert S. Rachofsky                                     Jeff S. Liebmann
    LeBoeuf, Lamb, Greene & MacRae, L.L.P.                          Jonathan L. Freedman
             125 West 55th Street                                   Dewey Ballantine LLP
            New York, NY 10019-5389                              1301 Avenue of the Americas
                                                                   New York, NY 10019-6092

                         ------------------------------

    Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                   TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM               AMOUNT OF
                SECURITIES TO BE REGISTERED                   AGGREGATE OFFERING PRICE(1)(2)   REGISTRATION FEE(3)
Common Stock, par value $0.01 per share.....................           $100,000,000                 $   9,200


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2) Includes shares subject to the underwriters' over-allotment option.


(3) Registration fee has been previously paid.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fees...........................................  $   9,200
Transfer Agent's Fees*......................................     **
Printing Costs*.............................................     **
Legal Fees*.................................................     **
Accounting Fees*............................................     **
NASDAQ Listing Fees*........................................     **
  Total.....................................................     **

------------------------

*   Estimated

**  To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under the General Corporation Law of Delaware, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation and our bylaws provide for such indemnification.

    The General Corporation Law of Delaware and our bylaws provide that we may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. However, in such an action by or on our behalf, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to us unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Additionally, as permitted under the General Corporation Law of Delaware, our certificate of incorporation and our bylaws provide that: (i) subject to certain limitations, we may pay expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding; and (ii) the indemnification and advancement of expenses provided by, or granted pursuant to, our certificate of incorporation and our bylaws shall, unless otherwise provided, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    We maintain insurance that provides for indemnification of our officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

    Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains such a provision.

    In the underwriting agreement, the underwriters will agree to indemnify our officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933 under certain conditions and with respect to certain limited information.

    In connection with the Acquisition, we entered into an agreement with members of our Management Team to indemnify them for any tax loss they may incur in connection with the purchase of our common stock at the time that Safety Group acquired Thomas Black Corporation, due to a determination by the Internal Revenue Service that the value of such stock was higher than the purchase price agreed upon by Safety Group and our Management Team. The agreement provides that in such case we would pay the executives an amount such that, after payment of taxes on the payment, they would retain an amount equal to (i) the excess value of the common stock multiplied by a percentage equal to the difference between the combined U.S. federal, state and local tax rate on ordinary income and the combined U.S. federal, state and local tax rate on long-term capital gains, plus
(ii) related interest, penalties or additions, and the executive's portion of applicable payroll taxes, if any. Under the agreement, we would also loan to members of our Management Team an amount equal to the excess value of the common stock (as determined by the Internal Revenue Service) multiplied by the applicable capital gains tax rate, which loan would be secured by the common stock owned by such executive.

    In connection with the Acquisition, the previous owners of Thomas Black Corporation, severally and not jointly, agreed to indemnify us and our affiliates, stockholders, officers, directors, employees, agents, representatives and successors and assigns against any losses sustained by them as a result of (i) any facts or circumstances which constitute a misrepresentation or breach of any representation or warranties made by Thomas Black Corporation as set forth in the Merger Agreement, dated May 31, 2001, by and among Safety Group, Safety Acquisition Inc., Thomas Black Corporation and the holders of Thomas Black Corporation capital stock, or in any certificate, document, or instrument to be delivered by Thomas Black Corporation pursuant to the Merger Agreement or (ii) any nonfulfillment or breach of any covenant of Thomas Black Corporation set forth in the Merger Agreement. Notwithstanding the foregoing, the previous owners of Thomas Black Corporation are only obligated to indemnify such persons for losses that exceed $1 million, and are only obligated to indemnify such persons in respect of losses up to a maximum of $10 million in the aggregate.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    As part of the Acquisition, we made the following sales of unregistered securities:

    - Issued and sold 250,000 shares of common stock for an aggregate purchase price of $2.5 million on October 16, 2001 to the following: 24,487.5 shares to David F. Brussard; 9,500 shares to Edward N. Patrick, Jr.; 4,512.5 shares to William J. Begley, Jr.; 6,650 shares to Daniel F. Crimmins; 12,237.5 shares to Daniel D. Loranger; 6,412.5 shares to Robert
      J. Kerton; 5,700
      shares to David E. Krupa; 22,406.25 shares to Leucadia Investors, Inc.; 11,875.31 shares to John W. Jordan, II Rev. Trust; 11,875.31 shares to David W. Zalaznick; 16,132.5 shares to Jonathan F. Boucher; 11,203.13 shares to A. Richard Caputo, Jr.; 11,203.13 shares to Adam E. Max; 3,585 shares to Douglas J. Zych; 448.12 shares to Brian Higgins; 896.25 shares to Paul Rodzevik; 89,625 shares to JZ Equity Partners plc; and 1,250 shares to Robert D. & Ann Marie Mann, trustees, Mann Trust, 4/16/00. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

    - Issued and sold 22,400 shares of Series A 6.0% Cumulative Senior Preferred Stock at a per share price of $1,000 for an aggregate purchase price of $22.4 million on October 15, 2001 to JZ Equity Partners plc. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

    - Sold $30 million in 13% senior subordinated notes due October 31, 2011 on October 15, 2001 to JZ Equity Partners plc. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed herewith:


       EXHIBIT
       NUMBER                                   DESCRIPTION
        -----           ------------------------------------------------------------
         1              Form of Underwriting Agreement*

         2.1            Merger Agreement dated May 31, 2001 by and among Safety
                          Holdings, Inc., Safety Acquisition, Inc., Thomas Black
                          Corporation and the stockholders of Thomas Black
                          Corporation

         2.2            First Amendment to the Merger Agreement, dated July 17, 2001 by and among Safety Holdings, Inc., Safety Merger Co.,
                          Inc. and Thomas Black Corporation

         3.1            Form of Amended and Restated Certificate of Incorporation of
                          Safety Insurance Group, Inc.*

         3.2            Form of Amended and Restated Bylaws of Safety Insurance
                          Group, Inc.*

         4              Form of Stock Certificate for the Common Stock*

         5              Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.*

        10.1            Lease Agreement between Thomas Black Corporation and Aman,
                          Inc. for the lease of office space located on the 1st
                          through 5th, 11th and 12th floors of 20 Custom House
                          Street, Boston, Massachusetts, dated June 11, 1987, and as amended on October 11, 1988, September 14, 1989,
                          September 19, 1990, February 23, 1994 and December 20,
                          1996.*

        10.2            Stockholders Agreement of Safety Holdings, Inc., dated
                          October 16, 2001.

        10.3            Purchase Agreement between Safety Holdings, Inc. and JZ
                          Equity Partners plc, dated as of October 15, 2001.

        10.4            Subscription Agreement by and among Safety Holdings, Inc.
                          and the Management Team, dated as of October 16, 2001.

        10.5            Subscription Agreement by and among Safety Holdings, Inc.
                          and John W. Jordan II Revocable Trust, Leucadia Investors,
                          Inc., David W. Zalaznick, Jonathan F. Boucher, Adam E.
                          Max, A. Richard Caputo, Jr., Paul Rodzevik, Brain Higgins,
                          Douglas J. Zych and Robert D. Mann, dated as of
                          October 16, 2001.

       EXHIBIT
       NUMBER                                   DESCRIPTION
        -----           ------------------------------------------------------------
        10.6            Promissory Note between Safety Holdings, Inc. and David F.
                          Brussard, dated October 16, 2001.

        10.7            Promissory Note between Safety Holdings, Inc. and David F.
                          Brussard, dated October 16, 2001.

        10.8            Promissory Note between Safety Holdings, Inc. and Daniel F.
                          Crimmins, dated October 16, 2001.

        10.9            Promissory Note between Safety Holdings, Inc. Robert J.
                          Kerton, dated October 16, 2001.

        10.10           Promissory Note between Safety Holdings, Inc. and Daniel D.
                          Loranger, dated October 16, 2001.

        10.11           Promissory Note between Safety Holdings, Inc. and Daniel D.
                          Loranger, dated October 16, 2001.

        10.12           Promissory Note between Safety Holdings, Inc. and Edward N.
                          Patrick, Jr., dated October 16, 2001.

        10.13           Pledge Agreement between Safety Holdings, Inc. and David F.
                          Brussard, dated October 16, 2001.

        10.14           Pledge Agreement between Safety Holdings, Inc. and David F.
                          Brussard, dated October 16, 2001.

        10.15           Pledge Agreement between Safety Holdings, Inc. and Daniel F.
                          Crimmins, dated October 16, 2001.

        10.16           Pledge Agreement between Safety Holdings, Inc. and Robert J.
                          Kerton, dated October 16, 2001.

        10.17           Pledge Agreement between Safety Holdings, Inc. and Daniel D.
                          Loranger, dated October 16, 2001.

        10.18           Pledge Agreement between Safety Holdings, Inc. and David D.
                          Loranger, dated October 16, 2001.

        10.19           Pledge Agreement between Safety Holdings, Inc. and Edward N.
                          Patrick, Jr., dated October 16, 2001.

        10.20           Tax Indemnity Agreement by and among Safety Holdings, Inc.
                          and the Management Team, dated October 16, 2001.

        10.21           Management Consulting Agreement by and among TJC Management
                          Corporation and Safety Holdings, Inc., dated October 16,
                          2001.

        10.22           First Amendment to the Management Consulting Agreement by
                          and among TJC Management Corporation and Safety Group.*

        10.23           2001 Restricted Stock Plan

        10.24           Executive Incentive Compensation Plan

        10.25           2002 Management Omnibus Incentive Plan*

        10.26           Employment Agreement by and between Safety Insurance
                          Company, Inc. and David F. Brussard, dated October 16,
                          2001.

        10.27           Employment Agreement by and between Safety Insurance
                          Company, Inc. and Edward N. Patrick, Jr., dated October
                          16, 2001.

       EXHIBIT
       NUMBER                                   DESCRIPTION
        -----           ------------------------------------------------------------
        10.28           Employment Agreement by and between Safety Insurance
                          Company, Inc. and Daniel F. Crimmins, dated October 16,
                          2001.

        10.29           Employment Agreement by and between Safety Insurance
                          Company, Inc. and Daniel D. Loranger, dated October 16,
                          2001.

        10.30           Employment Agreement by and between Safety Insurance
                          Company, Inc. and Robert J. Kerton, dated October 16,
                          2001.

        10.31           Stock Appreciation Rights Agreement by and between Safety
                          Holdings, Inc. and David F. Brussard.

        10.32           Stock Appreciation Rights Agreement by and between Safety
                          Holdings, Inc. and Daniel F. Crimmins.

        10.33           Stock Appreciation Rights Agreement by and between Safety
                          Holdings, Inc. and Daniel D. Loranger.

        10.34           Stock Appreciation Rights Agreement by and between Safety
                          Holdings, Inc. and Robert J. Kerton.

        10.35           Stock Appreciation Rights Agreement by and between Safety
                          Holdings, Inc. and Edward N. Patrick, Jr.

        10.36           Senior Subordinated Note issued to Fairholme Partners, L.P.

        10.37           Senior Subordinated Note issued to TCW/Crescent Mezzanine
                          Trust III.

        10.38           Senior Subordinated Note issued to TCW/Crescent Mezzanine
                          Partners III, L.P.

        10.39           Senior Subordinated Note issued to TCW/Crescent Mezzanine
                          Partners III (Netherlands), L.P.

        10.40           Senior Subordinated Note issued to J/Z CBO (Delaware), LLC.

        10.41           Senior Subordinated Note issued to JZ Equity Partners plc.

        21              Subsidiaries of Safety Insurance Group, Inc.

        23.1            Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (contained in its opinion filed as Exhibit 5 hereto)*

        23.2            Consent of PricewaterhouseCoopers LLP**

        24              Power of Attorney**

        99.1            Consent of Bruce R. Berkowitz**

        99.2            Consent of David K. McKown**


------------------------

*   To be filed by amendment


**  Previously filed


ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of the its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on May 10, 2002.



                                                       SAFETY HOLDINGS, INC.

                                                       By:   /s/ WILLIAM J. BEGLEY, JR.
                                                             ----------------------------------------
                                                       Name: William J. Begley, Jr.
                                                       Title: Chief Financial Officer,
                                                             Vice President and
                                                             Secretary



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                          *
     -------------------------------------------       Chief Executive Officer,          May 10, 2002
                  David F. Brussard                      President and Director

             /s/ WILLIAM J. BEGLEY, JR.
     -------------------------------------------       Chief Financial Officer, Vice     May 10, 2002
               William J. Begley, Jr.                    President and Secretary

                          *
     -------------------------------------------       Director                          May 10, 2002
               A. Richard Caputo, Jr.

                          *
     -------------------------------------------       Director                          May 10, 2002
                  John W. Jordan II

                          *
     -------------------------------------------       Director                          May 10, 2002
                 David W. Zalaznick



*By:               /s/ WILLIAM J. BEGLEY, JR.
             --------------------------------------
                     William J. Begley, Jr.                                                    May 10, 2002
                       AS ATTORNEY-IN-FACT